Exhibit 99.1

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2019 RESULTS

•            Third quarter sales increased 16% to $530 million

•            Third quarter GAAP and adjusted diluted earnings per share from continuing operations of $0.78 and $0.79, respectively, both inclusive of income tax benefits of $0.19

•            Adjusted diluted earnings per share from continuing operations up 61% from Q3 FY2018

•            Cash flow from operations from continuing operations of $58 million in Q3 FY2019

WOOD DALE, ILLINOIS (March 19, 2019) — AAR CORP. (NYSE: AIR) today reported third quarter fiscal year 2019 consolidated sales of $529.5 million and income from continuing operations of $27.4 million, or $0.78 per diluted share.  Third quarter results included a reduction in income tax expense of $6.5 million, or $0.19 per diluted share, primarily related to the recognition of previously reserved income tax benefits.  For the third quarter of the prior year, the Company reported sales of $456.3 million and income from continuing operations of $31.3 million, or $0.90 per diluted share.  Our adjusted diluted earnings per share from continuing operations increased 61% to $0.79 in the current quarter from $0.49 last year.

Consolidated sales increased 16% over the prior year period due to continued growth in our parts supply and programs activities.  We continued to experience strong growth of 16% in our Aviation Services segment as well as growth of 18% in our Expeditionary Services segment.

“Our double-digit sales growth and strong cash flows were driven by outstanding performance in our parts supply and programs activities.  Our comprehensive aviation services growth strategy has driven success in both the global commercial and government markets,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

Subsequent to the end of the quarter, we announced a new international site, Costa Rica, within the INL/A WASS program with the U.S. Department of State.  We expect to begin our operations in Costa Rica in the fourth quarter of fiscal 2019 achieving full run rate by the end of the first quarter of fiscal 2020.  We also announced a contract award for production of cargo pallets for the U.S. Air Force.  This contract will be fulfilled by AAR Mobility Systems which is a global leader in the design and production of lightweight pallets for use in military aircraft.

Sales to government and defense customers were 33% of consolidated sales compared to 23% in the prior year’s quarter reflecting growth from the WASS program and other government sales.  Third quarter sales to commercial customers, which increased slightly during the period, represented 67% of consolidated sales compared to 77% of consolidated sales in the third quarter of last year.

Gross profit margins decreased to 16.1% in the current quarter from 17.0% in the prior year quarter due to continued weakness in certain airframe maintenance facilities as a result of labor shortages in these markets.  Selling, general and administrative expenses as a percentage of sales were 10.3% for the quarter, compared to 11.7% last year, reflecting continued leverage of our cost structure to support our double-digit sales growth.

Net interest expense for the quarter was $2.4 million compared to $2.2 million last year.  Also during the quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share.  Average diluted share count for the quarter was 34.9 million compared to 34.5 million in the third quarter last year.  Cash flow from operating activities from continuing operations was $57.6 million during the current quarter.

Subsequent to quarter end, we signed a definitive agreement to sell certain contracts and assets of our contractor-owned, contractor-operated (“COCO”) business.  We expect the sale, which is subject to certain regulatory approvals, to close before the end of calendar 2019.  In conjunction with this agreement and other expected asset sales of the COCO business, we recognized a non-cash, after-tax impairment charge in discontinued operations of $58.5 million during the quarter.

We are updating our financial guidance for fiscal 2019 to reflect annual sales in the range of $2,010 to $2,030 million, adjusted EBITDA in the range of $165 to $170 million, and adjusted diluted earnings per share from continuing operations, inclusive of this quarter’s tax benefits of $0.19, in the range of $2.50 to $2.57.

Holmes concluded, “We are very pleased with our double-digit organic growth during the quarter and particularly pleased with the cash flow from operations which further strengthened our balance sheet.  We are excited about the opportunities we see to deploy capital to continue to build out our services offering and drive shareholder return.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CT on March 19, 2019. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or +1-703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 4480048). The replay will be available from 7:15 p.m. CT on March 19, 2019 until 10:59 p.m. CT on March 26, 2019.

About AAR

AAR is a global aerospace and defense aftermarket solutions company that employs more than 6,000 people in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM solutions; integrated solutions; maintenance, repair, overhaul; and engineering. AAR’s Expeditionary Services include mobility systems and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2018. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions except per share data - unaudited)	2019	2018	2019	2018

Sales	$529.5	$456.3	$1,489.1	$1,274.8
Cost and expenses:
Cost of sales	444.2	378.7	1,254.3	1,064.9
Provision for doubtful accounts (a)	0.7	0.1	13.7	0.4
Selling, general and administrative	54.8	53.3	152.1	146.3

Operating income	29.8	24.2	69.0	63.2

Interest expense, net	(2.4)	(2.2)	(6.4)	(5.7)
Other expense, net	(0.6)	(0.5)	(0.4)	(0.5)

Income from continuing operations before income tax expense (benefit)	26.8	21.5	62.2	57.0
Income tax expense (benefit)	(0.6)	(9.8)	4.7	1.4
Income from continuing operations	27.4	31.3	57.5	55.6
Loss from discontinued operations	(64.8)	(15.8)	(72.8)	(52.0)
Net income (loss)	$(37.4)	$15.5	$(15.3)	$3.6

Earnings (Loss) per share — Basic:
Earnings from continuing operations	$0.79	$0.91	$1.66	$1.62
Loss from discontinued operations	(1.87)	(0.46)	(2.11)	(1.52)
Earnings (Loss) per share — Basic	$(1.08)	$0.45	$(0.45)	$0.10

Earnings (Loss) per share — Diluted:
Earnings from continuing operations	$0.78	$0.90	$1.63	$1.60
Loss from discontinued operations	(1.86)	(0.46)	(2.08)	(1.52)
Earnings (Loss) per share — Diluted	$(1.08)	$0.44	$(0.45)	$0.08

Share Data:
Weighted average shares outstanding — Basic	34.5	34.0	34.6	34.1
Weighted average shares outstanding — Diluted	34.9	34.5	35.0	34.5

(a)         The nine-month period ended February 28, 2019 includes a provision for doubtful accounts of $12.4 million related to the bankruptcy of a European airline customer.

AAR CORP. and Subsidiaries

Consolidated Balance Sheets	February 28,	May 31,
(In millions)	2019	2018
	(unaudited)
ASSETS
Cash and cash equivalents	$28.9	$31.1
Restricted cash	21.5	10.5
Accounts receivable, net	237.6	202.0
Contract assets	54.9	—
Inventories, net	514.7	460.7
Rotable assets and equipment on or available for lease	68.3	87.2
Assets of discontinued operations	28.2	125.0
Other current assets	39.3	26.2
Total current assets	993.4	942.7
Property, plant, and equipment, net	134.4	133.2
Goodwill and intangible assets, net	141.8	146.5
Rotable assets supporting long-term programs	209.4	183.4
Other non-current assets	67.5	118.9
Total assets	$1,546.5	$1,524.7

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$333.6	$308.3
Liabilities of discontinued operations	26.0	25.0
Total current liabilities	359.6	333.3
Long-term debt	177.2	177.2
Other liabilities and deferred income	110.3	77.9
Total liabilities	647.1	588.4
Equity	899.4	936.3
Total liabilities and equity	$1,546.5	$1,524.7

AAR CORP. and Subsidiaries

Consolidated Statements of Cash Flows	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions — unaudited)	2019	2018	2019	2018

Cash flows provided from operating activities:
Net income (loss)	$(37.4)	$15.5	$(15.3)	$3.6
Loss from discontinued operations	64.8	15.8	72.8	52.0
Income from continuing operations	27.4	31.3	57.5	55.6
Adjustments to reconcile income from continuing operations to net cash provided from operating activities
Depreciation and intangible amortization	10.8	10.6	31.3	31.4
Amortization of stock-based compensation	3.6	3.4	8.8	8.7
Provision for doubtful accounts	0.7	0.1	13.7	0.4
Changes in certain assets and liabilities:
Accounts receivable	(21.2)	48.7	(73.3)	34.8
Contract assets	8.2	—	(5.2)	—
Inventories	(19.7)	(14.6)	(71.8)	(36.7)
Rotable assets supporting long-term programs	(11.5)	(7.3)	(38.2)	(35.7)
Accounts payable and accrued liabilities	44.8	(13.0)	50.5	(3.5)
Other	14.5	(8.9)	43.1	(39.4)
Net cash provided from operating activities — continuing operations	57.6	50.3	16.4	15.6
Net cash provided from (used in) operating activities — discontinued operations	2.4	(7.5)	8.1	17.3
Net cash provided from operating activities	60.0	42.8	24.5	32.9

Cash flows used in investing activities:
Property, plant and equipment expenditures	(4.3)	(4.8)	(12.3)	(18.4)
Payments for acquisitions	—	—	(2.3)	(22.9)
Other	—	1.1	1.3	9.0
Net cash used in investing activities — continuing operations	(4.3)	(3.7)	(13.3)	(32.3)
Net cash used in investing activities — discontinued operations	(0.1)	(0.4)	(0.5)	(4.7)
Net cash used in investing activities	(4.4)	(4.1)	(13.8)	(37.0)

Cash flows provided from financing activities:
Proceeds from (repayments on) borrowings, net	(42.0)	(21.0)	—	40.8
Cash dividends	(2.6)	(2.5)	(7.9)	(7.7)
Purchase of treasury stock	(0.8)	(7.9)	(0.8)	(13.1)
Other	0.1	0.7	8.3	9.7
Net cash provided from (used in) financing activities — continuing operations	(45.3)	(30.7)	(0.4)	29.7
Net cash used in financing activities — discontinued operations	(0.7)	(0.5)	(1.4)	(1.3)
Net cash provided from (used in) financing activities	(46.0)	(31.2)	(1.8)	28.4
Effect of exchange rate changes on cash	0.1	—	(0.1)	—
Increase in cash and cash equivalents	9.7	7.5	8.8	24.3
Cash, cash equivalents, and restricted cash at beginning of period	40.7	27.1	41.6	10.3
Cash, cash equivalents, and restricted cash at end of period	$50.4	$34.6	$50.4	$34.6

AAR CORP. and Subsidiaries

Sales By Business Segment (1)	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2019	2018	2019	2018
Aviation Services	$497.3	$429.0	$1,398.6	$1,192.0
Expeditionary Services	32.2	27.3	90.5	82.8
	$529.5	$456.3	$1,489.1	$1,274.8

Gross Profit by Business Segment (1)	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions- unaudited)	2019	2018	2019	2018
Aviation Services	$81.7	$72.1	$223.7	$195.9
Expeditionary Services	3.6	5.5	11.1	14.0
	$85.3	$77.6	$234.8	$209.9

(1)   In the first quarter of fiscal 2019, we re-aligned the composition of our operating segments to leverage the full breadth of our operational expertise in Aviation Services.  Our government-owned, contractor-operated business, which includes the INL/A WASS program, was previously included in our Expeditionary Services segment and is now reported within our Aviation Services segment for all periods presented.

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted selling, general, and administrative expenses, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of certain items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.  Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and other items of an unusual nature including severance costs and significant customer bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted Income from Continuing Operations	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2019	2018	2019	2018
Income from continuing operations	$27.4	$31.3	$57.5	$55.6
Deferred tax re-measurement from the Tax Cuts and Jobs Act	—	(13.0)	—	(13.0)
Impact of new lower tax rate on first half pre-tax income	—	(1.8)	—	—
Customer bankruptcy charge, net of tax	—	—	12.4	—
Severance and pension settlement charges, net of tax	0.2	0.8	0.2	1.3
Adjusted income from continuing operations	$27.6	$17.3	$70.1	$43.9

Adjusted Diluted Earnings per Share from Continuing Operations	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2019	2018	2019	2018
Diluted earnings per share from continuing operations	$0.78	$0.90	$1.63	$1.60
Deferred tax re-measurement from the Tax Cuts and Jobs Act	—	(0.38)	—	(0.38)
Impact of new lower tax rate on first half pre-tax income	—	(0.05)	—	—
Customer bankruptcy charge, net of tax	—	—	0.27	—
Severance and pension settlement charges, net of tax	0.01	0.02	—	0.04
Adjusted diluted earnings per share from continuing operations	$0.79	$0.49	$1.90	$1.26

Adjusted Selling, General and Administrative Expenses	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2019	2018	2019	2018
Selling, general and administrative expenses	$54.8	$53.3	$152.1	$146.3
Severance charges	(0.2)	(1.1)	(0.1)	(1.9)
Stock-based compensation	(3.6)	(3.4)	(8.8)	(8.7)
Adjusted selling, general and administrative expenses	$51.0	$48.8	$143.2	$135.7

Adjusted EBITDA	Three Months Ended February 28,		Nine Months Ended February 28,		Year Ended May 31,
(In millions - unaudited)	2019	2018	2019	2018	2018
Net income (loss)	$(37.4)	$15.5	$(15.3)	$3.6	$15.6
Loss from discontinued operations	64.8	15.8	72.8	52.0	58.1
Income tax expense (benefit)	(0.6)	(9.8)	4.7	1.4	3.5
Other expense, net	0.6	0.5	0.4	0.5	0.9
Interest expense, net	2.4	2.2	6.4	5.7	7.9
Depreciation and intangible amortization	10.8	10.6	31.3	31.4	40.5
Customer bankruptcy charge	—	—	12.4	—	—
Severance charges	0.2	1.1	0.1	1.9	4.5
Stock-based compensation	3.6	3.4	8.8	8.7	15.3
Adjusted EBITDA	$44.4	$39.3	$121.6	$105.2	$146.3

Net Debt (In millions- unaudited)	February 28, 2019	February 28, 2018
Total debt	$178.5	$196.2
Less: Cash and cash equivalents	(28.9)	(23.9)
Net debt	$149.6	$172.3

Net Debt to Adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2018	$146.3
Less: Adjusted EBITDA for the nine months ended February 28, 2018	(105.2)
Plus: Adjusted EBITDA for the nine months ended February 28, 2019	121.6
Adjusted EBITDA for the twelve months ended February 28, 2019	162.7
Net debt at February 28, 2019	$149.6
Net debt to Adjusted EBITDA	0.92